Exhibit 4.2

HUMANA INC.,

Issuer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

Trustee

TWENTY-FIRST SUPPLEMENTAL INDENTURE

Dated as of March 23, 2022

3.700% Senior Notes due 2029

Supplemental to Indenture dated as of August 5, 2003

THIS TWENTY-FIRST SUPPLEMENTAL INDENTURE (the “Twenty-First Supplemental Indenture”) is made the 23rd day of March, 2022, between HUMANA INC., a corporation duly incorporated and existing under the laws of Delaware and having its principal executive office at 500 West Main Street, Louisville, Kentucky 40202 (hereinafter called “the Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly known as The Bank of New York Trust Company, N.A. and as successor to The Bank of New York), a national banking association, as Trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company entered into an Indenture, dated as of August 5, 2003 with the Trustee (the “Original Indenture,” and together with this Twenty-First Supplemental Indenture, referred to herein as the “Indenture”) (all capitalized terms used in this Twenty-First Supplemental Indenture and not otherwise defined herein have the meanings assigned to such terms in the Original Indenture), for the purposes of issuing its Securities, evidencing its senior unsecured indebtedness, unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as authorized by or pursuant to the authority granted in one or more resolutions of the Board of Directors of the Company; and

WHEREAS, Section 901 of the Original Indenture provides that without the consent of the Holders of the Securities of any series issued under the Original Indenture, the Company, when authorized by a Board Resolution, and the Trustee may, in certain circumstances, enter into one or more indentures supplemental to the Original Indenture; and

WHEREAS, the Company proposes to issue a series of Securities designated as its 3.700% Senior Notes due 2029, the terms of which shall be set forth in, or determined in the manner provided in, an Officers’ Certificate of the Company as provided in Section 301 of the Original Indenture (such senior notes being referred to herein as the “Notes” and all references to Securities in the Original Indenture shall be deemed to refer also to the Notes unless the context otherwise provides); and

WHEREAS, the entry into this Twenty-First Supplemental Indenture by the parties hereto is in all respect authorized by the provisions of the Original Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Twenty-First Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed; and

NOW, THEREFORE, THIS TWENTY-FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the promises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Section 1. The Original Indenture is hereby amended solely with respect to the Notes as follows:

(A)	By amending Section 101 to insert the following definitions in their entirety in the appropriate alphabetical order as follows:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s and its subsidiaries assets taken as a whole to any Person other than to the Company or a Subsidiary; (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or the Voting Stock of any Parent Company (as defined below) or other Voting Stock into which the Voting Stock of the Company or the Voting Stock of any Parent Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company or any Parent Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company or any Parent Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company, the Voting Stock of such Parent Company or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company or the Voting Stock of such Parent Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any Parent Company of the surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a subsidiary of a Parent Company and (ii) the holders of the Voting Stock of the Company or the Voting Stock of any Parent Company immediately prior to such transaction hold at least a majority of the Voting Stock of such Parent Company immediately following such transaction; provided that any series of related transactions shall be treated as a single transaction. The term “Person,” solely as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Rating Event.

“Common Stock” means, with respect to any Principal Subsidiary, Capital Stock of any class, however designated, except Capital Stock which is non-participating beyond fixed dividend and liquidation preferences and the holders of which have either no voting rights or limited voting rights entitling them, only in the case of certain contingencies, to elect less than a majority of the directors (or persons performing similar functions) of such Principal Subsidiary, and also includes securities of any class, however designated, which are convertible into Common Stock.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Indebtedness” means, with respect to any Person (without duplication):

(1) any liability of that Person (A) for borrowed money, or under any reimbursement obligation relating to a letter of credit or similar instrument; (B) evidenced by a bond, note, debenture or similar instrument; (C) to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; or (D) for the payment of money relating to any obligations under any capital lease of real or personal property which has been recorded as a capitalized lease obligation;

(2) any liability of others described in the preceding clause (1) that the Person has guaranteed or that is otherwise its legal liability or which is secured by a lien on that Person’s Property; and

(3) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) or (2) above.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category) and a rating of BBB- or better by S&P Global Ratings (or its equivalent under any successor rating category).

“Issue Date” means the first date on which Notes are issued, which shall be March 23, 2022.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Parent Company” means any holding company that, directly or indirectly, owns 100% of the Voting Stock of the Company.

“Principal Subsidiary” means a consolidated subsidiary of the Company that, as of the relevant time of determination, is a “significant subsidiary” as defined under Rule 405 under the Securities Act of 1933, as amended (as that Rule is in effect on March 23, 2020, without giving effect to any further amendment of that Rule).

“Rating Agency” means:

(1) each of Moody’s and S&P Global Ratings, and

(2) if either or both of Moody’s or S&P Global Ratings ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means (i) the rating of the Notes is lowered by both Rating Agencies during the related Trigger Period and (ii) the Notes are rated below an Investment Grade rating by both Rating Agencies on any day during such Trigger Period. If either Rating Agency is not providing a rating of the Notes on any day during such Trigger Period for any reason, the rating of such Rating Agency shall be deemed to be below Investment Grade on such day and such Rating Agency will be deemed to have lowered its rating of the Notes during the Trigger Period. For the avoidance of doubt, the Trustee shall not be charged with knowledge of any Rating Event nor have any duty to monitor the ratings of the Securities.

“S&P Global Ratings” means S&P Global Ratings, a division of S&P Global Inc..

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” as that term is defined in Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors delivered to the Trustee) as a replacement agency for Moody’s or S&P Global Ratings, or both of them, as the case may be.

“Trigger Period” means the period commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“Voting Stock” means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors (or other analogous managing body) of such Person.

(B)	By replacing the definition of “Notice of Default” in Section 101 of the Original Indenture in its entirety as follows:

“Notice of Default” has the meaning specified in Sections 501(3) and 501(4).

(C)	By replacing Section 105(2) of the Original Indenture in its entirety as follows:

(2) the Company by such Trustee or by any Holder shall be sufficient for every purpose hereunder (except as provided in paragraphs (3) and (4) of Section 501) if furnished in writing and mailed, first class postage prepaid, addressed to it, to the attention of the Chief Financial Officer, at the address of its principal office specified in the first paragraph of this instrument or at any other address previously furnished in writing to such Trustee by the Company, or if sent by facsimile transmission, to a facsimile number provided to the Trustee by the Company, with a copy mailed, first class postage prepaid, to the Company addressed to it as provided above.

(D)	By replacing the sixth paragraph of Section 303 of the Original Indenture in its entirety as follows:

No Security or coupon appertaining thereto shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein executed by the Trustee, either by manual, facsimile or electronic execution, for such Security or on its behalf pursuant to Section 614, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder.

(E)	By deleting the eighth paragraph of Section 305 of the Original Indenture in its entirety.

(F)	By replacing Section 403 of the Original Indenture in its entirety as follows:

Section 403. Covenant Defeasance.

Upon the Company’s exercise under Section 401 of the option applicable to this Section 403, the Company shall be released from any obligations under the covenants contained in Sections 704, 801 and 1007 hereof with respect to the Outstanding Notes, on and after the date the conditions set forth in Section 404 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes and any coupons appertaining thereto shall thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes and any coupons appertaining thereto, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a default or Event of Default under subsection 501(3) but, except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby.

(G)	By replacing Section 404(b) of the Original Indenture in its entirety as follows:

(b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee for the Securities of that series an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that, subject to customary assumptions and exclusions, (1) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (2) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Outstanding Securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(H)	By replacing Section 404(c) of the Original Indenture in its entirety as follows:

(c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee for the Securities of that series an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Outstanding Securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(I)	By replacing Section 404(d) of the Original Indenture in its entirety as follows:

(d) no Event of Default or event which with the giving of notice or the lapse of time, or both, would become an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit and no Event of Default under Section 501(5) or Section 501(6) shall have occurred and be continuing on the 123rd day after such date;

(J)	By replacing Section 405(ii)(B) of the Original Indenture in its entirety as follows:

(B) no Event of Default or event which with the giving of notice or the lapse of time, or both, would become an Event of Default shall have occurred and be continuing on the date of such deposit and no Event of Default under Section 501(5) or Section 501(6) shall have occurred and be continuing on the 123rd day after such date;

(K)	By replacing Section 501 of the Original Indenture in its entirety as follows:

“Event of Default” wherever used herein with respect to the Notes means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any installment of interest upon any Note and any related coupon when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2) default in the payment of the principal of (or premium, if any, on) any Note at its Maturity; or

(3) default in the performance of, or breach of, any covenant or warranty of the Company in respect of any Note contained in this Indenture or in such Notes (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee for the Notes or to the Company and such Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(4) (A) the Company or any of its Subsidiaries fails to pay indebtedness for money borrowed by the Company or any of its Subsidiaries in an aggregate principal amount of at least $150,000,000, at the later of final maturity or the expiration of any related applicable grace period and such payment shall not have been made, waived or extended within 30 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes as provided below or (B) acceleration of maturity of Securities of another series or any other indebtedness for borrowed money of the Company or any of its Subsidiaries, in an aggregate principal amount exceeding $150,000,000, under the terms of the instrument or instruments under which such indebtedness arises or is secured, if such indebtedness has not been discharged in full or such acceleration is not rescinded or annulled within 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and such Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(5) the Company shall commence any case or proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or the Company shall apply for a receiver, custodian or trustee

(other than any trustee appointed as a mortgagee or secured party in connection with the issuance of indebtedness for borrowed money of the Company) of it or for all or a substantial part of its property; or the Company shall make a general assignment for the benefit of creditors; or the Company shall take any corporate action in furtherance of any of the foregoing; or

(6) an involuntary case or other proceeding shall be commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of the Company or any substantial part of its property; and such case or other proceeding (A) results in the entry of an order for relief or a similar order against the Company or (B) shall continue unstayed and in effect for a period of 60 consecutive days.

(L)	By replacing the first and second paragraphs of Section 502 of the Original Indenture in their entirety as follows:

If an Event of Default with respect to the Notes and any related coupons occurs and is continuing (other than an Event of Default described in Section 501(5) or 501(6) with respect to the Company), then and in every such case either the Trustee for the Notes or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the entire principal amount of all the Notes, to be due and payable immediately, by a notice in writing to the Company (and to such Trustee if given by Holders), and upon any such declaration of acceleration such principal, together with accrued interest and all other amounts owing hereunder, shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

If any Event of Default specified in Section 501(5) or 501(6) occurs with respect to the Company, all of the unpaid principal amount and accrued interest on all Securities of each series then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the Trustee or any Holder.

(M)	By replacing the last paragraph of Section 607 of the Original Indenture in its entirety as follows:

When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 501(5) or Section 501(6) the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Federal or state bankruptcy, insolvency or other similar law.

(N)	By replacing Section 1007 of the Original Indenture in its entirety as follows:

Section 1007. Limitation on Liens

The Company shall not, and shall not permit any of its Principal Subsidiaries to, issue, assume, Incur or guarantee any Indebtedness secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, on any of the Common Stock of a Principal Subsidiary owned by the Company or any of its Principal Subsidiaries, unless the Company’s obligations under the Notes and, if the Company so elects, any other Indebtedness of the Company ranking on a parity with, or prior to, the Notes, shall be secured equally and ratably with, or prior to, such secured Indebtedness so long as it is outstanding and is so secured.

(O)	By replacing Section 1008 of the Original Indenture in its entirety as follows:

Section 1008. Waiver of Certain Covenants.

The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 1005 to 1007, inclusive, if before or after the time for such compliance the Holders of more than 50% in aggregate principal amount of the Outstanding Securities of each series of Securities affected by the omission shall, in each case by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee for the Securities of each series with respect to any such covenant or condition shall remain in full force and effect.

(P)	By deleting Section 1009 from the Original Indenture in its entirety.

(Q)	By adding Section 1109 to the Original Indenture as follows:

Section 1109. Offer to Repurchase Upon Change of Control Triggering Event.

(a)If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company shall have exercised its option to redeem the Notes pursuant to Section 1102, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of such Holder’s Notes on the terms set forth in this Section 1109. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, on the Notes up to, but not including, the date of repurchase (the “Change of Control Payment”) subject to the rights of the Holder on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall deliver a notice to Holders of the Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 10 days and no later than 60 days from the date such notice is sent other than as may be required by law or, if the notice is sent prior to the Change of Control, no earlier than 10 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”). The notice shall, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered in accordance with the procedures set forth in the Global Securities representing the Notes; and

(iii)deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the principal amount of Notes or portions of Notes being repurchased.

The Company shall publicly announce the results of the Change of Control Offer on or as soon as possible after the date of purchase.

(c)The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer.

(d)The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1109 by virtue of any such conflict.

Section 2. The recitals and statements in this Twenty-First Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee makes no representation as to the validity or sufficiency of this Twenty-First Supplemental Indenture (other than with respect to the due authorization, execution and delivery of this Twenty-First Supplemental Indenture by the Trustee). All of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Twenty-First Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Twenty-First Supplemental Indenture shall be read, taken and construed as one and the same instrument and all references to Securities in the Original Indenture shall be deemed to refer also to the Notes unless the context otherwise provides.

Section 4. This Twenty-First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5. In the event of a conflict between the terms and conditions of the Original Indenture and the terms and conditions of this Twenty-First Supplemental Indenture, then the terms and conditions of this Twenty-First Supplemental Indenture shall prevail; provided that if and to the extent that any provision of this Twenty-First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein or in the Original Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 6. All covenants and agreements in this Twenty-First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 7. In case any provision in this Twenty-First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

Section 8. Nothing in this Twenty-First Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and any Paying Agent, any Security Registrar and any Authenticating Agent for the Notes and their successors under the Indenture, and the Holders of the Notes any benefit or any legal or equitable right, remedy or claim under this Twenty-First Supplemental Indenture.

Section 9. This Twenty-First Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Supplemental Indenture or in any other certificate, agreement or document related to this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 10. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (for the purposes of this Section, “Instructions”) given pursuant to the Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing authorized officers and containing specimen signatures of such authorized officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an authorized officer listed on the incumbency certificate provided to the Trustee have been sent by such authorized officer. The Company shall be responsible for ensuring that only authorized officers transmit such Instructions to the Trustee and that the Company and all authorized officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-First Supplemental Indenture dated as of March 23, 2022 to be duly executed, as of March 23, 2022.

HUMANA INC.,
Issuer

By:	/s/ Susan M. Diamond
Name: Susan M. Diamond
Title: Chief Financial Officer

[Signature Page to Twenty-First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
Trustee

By:	/s/ Ann M. Dolezal
Name: Ann M. Dolezal
Title: Vice President
Dated:	March 23, 2022

[Signature Page to Twenty-First Supplemental Indenture]